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                                                                  EXHIBIT 10.34




NEVELL INVESTMENTS, S. A.



RE: Promissory Note dated December 13, 1994, of Tristar Corporation, payable to Nevell Investments, S. A. in the principal amount of $4,000,000 (the "Note")

Gentlemen:

Tristar Corporation ("Tristar") hereby proposes that on February 21, 1997, Nevell Investments, S. A. ("Nevell") purchase 120,690 shares of Series B Convertible Preferred Stock, $.05 par value ("Preferred Stock"), of Tristar in consideration for cancellation of $3,500,000.00 of the outstanding principal under the Note.

The Preferred Stock shall have the following rights and preferences:

1. PREFERENCE. Preferred distribution in the event of liquidation in the amount of $29.00 per share plus accrued and unpaid dividends.

2. DIVIDENDS. Cumulative preferred dividends in the amount of $2.03 per share (7.0%) per annum.

3. CONVERTIBILITY. Convertible at the option of Nevell, at any time, into Common Stock of Tristar at a conversion price of $7.25 per common share with normal anti-dilution provisions and registration rights if converted. Each share of Preferred Stock will be convertible into four
       (4) shares of Common Stock.

4. REDEMPTION. Redeemable at the option of Tristar at any time, in whole or in part, for cash in the amount of the liquidation preference thereof upon 30 days written notice by Tristar to Nevell at which time Nevell must either present the stock for redemption or convert it into common stock at the $7.25 conversion price.

Please signify your agreement to the foregoing by executing the enclosed copy of this letter in the space provided below and returning such copy to the undersigned.

Very truly yours,


----------------------------------------
Loren M. Eltiste, Vice President & CFO

AGREED to this              day of                            , 1997.
               ------------        --------------------------

NEVELL INVESTMENTS, S. A.


BY:
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